Exhibit 10.1

December 5, 2017

Michael A. Bell

c/o inVentiv Health, Inc.

400 Atlantic Ave.

Boston, MA 02210

Dear Mike,

As previously discussed, and in recognition of your service and contributions to INC Research Holdings, Inc. (“INC”), we are pleased to enter into this letter agreement which outlines the terms of your transition. Accordingly, this letter agreement amends the terms of your Amended and Restated Employment, Severance and Non-Competition Agreement with inVentiv dated November 15, 2016, as amended May 10, 2017 (the “Employment Agreement”). Except as set forth below, all terms and conditions of your Employment Agreement will continue as is. Terms not defined herein will have the meanings set forth in your Employment Agreement.

1.	Your New Role. On December 1, 2017, you ceased to be the President, Commercial Division and an executive officer of INC. At such time, and during the period from December 1, 2017 through April 1, 2018 (the “Transition Period”) you agree to serve as an employee in a non-executive role with INC’s Commercial Division and will provide transition assistance to INC and the incoming head of the Commercial Division. You agree that you will not have “Good Reason” to resign during the Transition Period but we agree you will have “Good Reason” to resign beginning on April 1, 2018.

Notwithstanding Section 1 of the May 10, 2017 amendment to your Employment Agreement and Section 6.8 of the Stockholders’ Agreements, dated May 10, 2017, between INC and the stockholders that are signatories thereto, you will continue to serve as a member of the INC Board of Directors (the “Board”), whether in the role of Chairman or otherwise, until the date of the 2019 annual stockholders’ meeting (unless earlier due to disqualification, disability, death, retirement, resignation or removal), at which time, you will resign from the Board.

2.	Compensation. During the Transition Period, you will continue to receive a salary at your current level and your 2017 annual cash performance bonus will be paid in the ordinary course and at such time that bonuses are normally paid. You agree that you will not be eligible to receive a 2018 annual cash performance bonus or a 2018 long-term incentive award.

3.	inVentiv Options. The 90-day post-termination exercise period for your outstanding converted inVentiv stock options will run from the date you cease to be a member of the INC Board of Directors.

We look forward to your acceptance of this letter agreement, which you can indicate by promptly signing, dating and returning a copy of this letter agreement to me.

Very truly yours,

INC:	/s/ Christopher L. Gaenzle
Christopher L. Gaenzle Chief Administrative Officer and General Counsel

Accepted and Agreed:

	/s/ Michael A. Bell	December 5, 2017
	Michael A. Bell	Date